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                                                                   EXHIBIT 10.17


                              SMITH & WESSON CORP.

                           TRADEMARK LICENSE AGREEMENT

This Agreement, effective as of August 1, 1996, by and between SMITH & WESSON CORP., a Delaware Corporation with its principal office at 2100 Roosevelt Avenue, Springfield, Massachusetts 01102-2208, U.S.A. (hereinafter called Licensor"), and UMAREX Sportwaffen, GmbH, a Corporation having its principal office at Donnerfeld 2, 59757, Germany (hereinafter called "Licensee"). In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Licensor and Licensee, the parties agree as follows:

1. Definitions: As used in this Agreement, the following terms shall have the following meanings:

      a. "Marks" shall mean those trademarks and also any trade dress identified in Exhibit A, attached hereto, and all of the Licensor's rights in such Marks including, without limitation, common law rights, and registrations and applications for registration of any such Marks in any state, federal or other jurisdiction.

      b. "Licensed Articles" shall mean the articles of merchandise listed in Exhibit B, attached hereto and marked with one or more of the Marks.

      c. "Net Sales Price" shall be the invoiced price at which Licensed Articles are sold or provided by Licensee, less any sales tax, and less any credits for returns actually made or allowances in lieu of returns, provided that such returns and/or allowances relate to sales which were previously included in royalty calculations under this Agreement and less trade discounts and/or retailer promotional programs. The Net Sales Price on account of sales, giveaways, or other transactions, without charge or at discounted prices, and sales to any person directly or indirectly related to or affiliated with Licensee shall be computed based on regular selling prices to the trade. There shall be no deduction from the Net Sale Price on which royalties are due hereunder for uncollectible accounts, advertising expenses or other expenses of any kind except those specifically identified in this Section.

      d. "Territory" is the geographic area identified in Section 2(a) of this Agreement.
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      e.    "Minimum Guaranteed Royalties" shall have the meaning set forth in
            Section 3(e) of this Agreement.

      f. "Contract Year" and "First Contract Year" shall have the meanings given those respective terms set forth in Section 2(b) of this Agreement.

2.    Grant of License Term, Licensee's Duties

      a. Licensor hereby grants to Licensee an exclusive, indivisible, worldwide license, without the right to sublicense, to use the Marks in connection with the retail sale of Licensed Articles. Licensee shall not use, or permit the use of, the Marks with any other product, except as specifically provided in this Agreement. Licensee shall take all steps and timely notify Licensor of all steps as shall be necessary to protect Licensor's trademark rights in such Marks, and to assure Licensor's exclusive ownership thereof.

      b. Notwithstanding the provisions of sub-paragraph (a) above, at any time after the expiry of the second Contract Year, the Licensor shall have the option to terminate this Agreement with regard to any Licensor-specified Licensed Article(s) in a Licensor specified country, provided it first gives the Licensee prior written notice of One Hundred and Eighty (180) days of its intention to do so, which termination will only become effective should the Licensee not commence to market the specified Licensed Article(s) in such specified country, or submit to Licensor an acceptable business plan to market said specified Licensed Article(s) in such specified country prior to the expiry of such one hundred and eighty day period.

      c. The term of this Agreement shall be for three (3) years, five (5) months commencing August 1, 1996 and ending December 31, 1999 at midnight, unless sooner terminated. Each period from January 1 through December 31 during the term hereof is hereinafter referred to as a "Contract Year", with the exception of the "First Contract Year", which shall be for the period from August 1, 1996 through December 31, 1996. This Agreement shall be automatically extended for successive Contract Years after termination of the initial term unless Licensor or Licensee gives the other party written notice of its intention not to extend this Agreement at least one hundred eighty (180) days prior to the expiration of a Contract Year or of any extension. A party's determination not to extend this Agreement may be effected without cause.


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      d.    Licensee shall use its best efforts to promote the sale of Licensed
            Articles in the Territory and shall maintain resources and a sales force sufficient and adequate to accomplish Licensee's obligations hereunder.

      e. Licensee shall make available to Licensor or its designated agent(s) any Licensed Article on the most favorable terms and conditions offered by Licensee for that Licensed Article.

3.    Royalties and Payment Minimum Guaranteed Royalties, Reporting

      a. Licensee shall pay Licensor a royalty equal to seven (7%) percent of the Net Sales Price of all Licensed Articles as set out in Exhibit B sold, distributed or otherwise provided by Licensee during or after the term of this Agreement.

      b. On or before the fifteenth day of the first month of each calendar quarter, Licensee shall furnish to Licensor full and accurate statements, certified by the Chief Financial Officer of Licensee, showing the number, description, total Net Sales Prices and gross revenue of the Licensed Articles sold, distributed or otherwise provided by the Licensee during the preceding calendar quarter. Licensee shall, simultaneously with such statements, pay to Licensor the royalties due thereon. Licensee may credit against any such payment any Minimum Guaranteed Royalty payment made by Licensee contemporaneously with such quarterly statement. Any Minimum Guaranteed Royalty paid for any Contract Year shall not be refunded to Licensee, and may not be credited to royalties due in any subsequent Contract Year, regardless of the sales of Licensed Articles. On or before the first day of the fourth month following the end of each Contract Year, Licensee shall furnish to Licensor a statement certified by the Chief Financial Officer of Licensee showing total sales of Licensed Articles, gross revenues therefrom as well as royalties and royalties paid for the preceding Contract Year. If such statement discloses that the amount of royalties paid during any period to which such statement relates were less than the amount required to be paid, Licensee shall pay such deficiency concurrently with the delivery of the statement. The quarterly and yearly statements shall each show in detail all calculations used in the computation of royalties.

      c. For purposes of this Agreement, a Licensed Article shall be considered sold or provided when such Article has been shipped, distributed, paid for, billed or invoiced, whichever first occurs.

      d. Notwithstanding anything to the contrary set forth herein, Licensee shall pay to Licensor minimum royalties ("Minimum Guaranteed Royalties"),

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            as follows for each Contract Year, or portion thereof, included in the term of this Agreement, until changed by mutual written agreement of the parties:

            First Contract year                           $10,000
            Second Contract year                          $28,000
            Third Contract year                           $28,000
            Fourth Contract year                          $28,000

      e. For the First Contract Year, the Minimum Guaranteed Royalty shall be payable as follows: Five Thousand Dollars ($5,000.00) on August 1, 1996, Five Thousand Dollars ($5,000) on November 1, 1996. Thereafter, for each Contract Year during which this Agreement is in effect, the Minimum Guaranteed Royalty shall be paid in four equal installments on the dates on which each royalty payment is due, pursuant to Section 3(c) of this Agreement.

      f. Any delinquent amounts under this Agreement shall bear simple interest at the rate of 1.5 percent per month, or if lower, the highest rate permitted by Massachusetts law, from the due date thereof until paid.

      g. The parties agree to renegotiate the amount of the Minimum Guaranteed Royalties should the German government enact legislation which significantly restricts the marketing of the Licensed Articles. Any change in the amount of the Minimum Guaranteed Royalties will become effective in next Contract Year.

4.    Protection of Marks

      a. Licensee acknowledges Licensor's exclusive right, title and interest in and to the Marks, both at common law and under applicable laws in the United States and all other jurisdictions, and will not, either directly or indirectly, at any time, do anything to discredit, encumber or diminish any part of such right, title or interest or challenge the validity of this License. Licensee agrees that its use of the Marks will inure entirely to the benefit of Licensor. Licensee shall assist Licensor, to the extent necessary or appropriate, upon request by Licensor, in the procurement of any protection of Licensor's rights in the Marks. Upon Licensor's request from time to time, Licensee shall provide Licensor with six specimens of any Mark used on Licensed Articles and whatever other documentation or information may be requested by Licensor for the registration of any Mark in any category into which the Licensed Articles fall.


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      b.    Licensee shall use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and shall not use any other trademark or service mark in combination with any Mark without prior written approval of Licensor. In any written materials, such as the packaging, advertising materials, catalogs, brochures and the like associated with the Licensed Articles, in addition to the "(R)" symbol displayed adjacent to the Mark, as appropriate, Licensee shall use the following notice at least once in each such document: "Licensed Trademark of Smith & Wesson Corp."

      c. Licensee recognizes that the SMITH & WESSON name, all trade dress and associated marks are world famous and that, even if not registered in any country, the unauthorized use thereof would seriously dilute the distinctiveness of such name, trade dress and the associated marks and would irreparably harm the Licensor.

      d. Licensee shall immediately notify Licensor in writing of any infringements or third party imitations of any Mark or other act of a third party which may concern the Mark(s), of which Licensee becomes aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so.

      e. Licensor shall undertake to apply for and obtain registration, in its name and at its own expense, of any of the Marks in association with the Licensed Articles in any country in which Licensee may request and as deemed by Licensor to be necessary or appropriate to protect the Marks and the goodwill associated therewith.

5.    Assignment of Marks

      If Licensee shall acquire by act or operation of law by deed or operation of law any rights in the marks in any country, Licensee shall notify Licensor and immediately assign such rights to Licensor, together with any goodwill that may have inured to the benefit of the Licensee. Licensee shall not permit any other person to use any of the Marks without Licensor's prior written consent, and shall cause any manufacturer or other person involved in the production, promotion, sale or provision of Licensed Articles to agree to assign to Licensor any rights in any Mark acquired by such manufacturer or other person.

6.    Indemnification


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      a.    Licensee shall at all times, and to the fullest extent permitted by law, indemnify and hold harmless Licensor and its successors, assigns, franchisees, subsidiaries, affiliates, licensing agents and distributors, and the directors, officers, agents and employees of each of the foregoing entities, from and against any and all damages, demands, claims, suits, actions, investigations, charges, costs and expenses including, without limitation, attorneys fees and court costs, settlement amounts, judgments, compensation for damages to Licensor's reputation and any losses of any nature which arise out of or are based upon any of the following:

            (1) Any actual or alleged design defect, manufacturing defect, failure to warn or instruct, breach of warranty, negligence, strict liability in tort, or any other product liability legal theory associated with Licensed Articles;

            (2) The infringement, alleged infringement or any other violation or alleged violation of any patent, trademark or copyright rights or other proprietary rights owned or controlled by third parties by reason of the manufacture, use, advertising, sale, distribution or provision of the Licensed Articles;

            (3) The violation, or alleged violation, of any federal, state or local law, regulation, ruling, standard or directive or of any industry standard with respect to the Licensed Articles;

            (4) Licensee's breach of any warranty, representation, agreement or obligation hereunder; or

            (5) Any other acts or omissions of Licenses, or its agents, servants or contractors with respect to the manufacture, promotion, provision or sale of Licensed Articles.

      b. Licensee shall promptly give Licensor notice of any action, suit, proceeding, claim, demand, inquiry or investigation relating to the Marks or Licensed Articles. Licensor may, at its sole option, elect to undertake the defense of any such action, suit, proceeding, claim, demand, inquiry or investigation, provided that such an undertaking by Licensor shall not diminish Licensee's obligation hereunder to indemnify Licensor and to hold it harmless. All losses and expenses incurred under this Section shall be chargeable to Licensee pursuant to its obligations to indemnify under this Section, regardless of any actions, activity or defense undertaken by Licensor or the subsequent success or failure of such actions, activity or defense.


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      c.    Licensor assumes no liability whatsoever for the acts and omissions of Licensee, or any of those with whom Licensee may contract for the promotion, manufacture, distribution, sale or provision of Licensed Articles notwithstanding any prior consent by Licensor to such contract.

7.    Insurance

      Licensee shall maintain, throughout the term, of this Agreement at its own expense, liability insurance from an insurance company, with such liability coverages and limits as are acceptable to Licensor with an amount of ($1,000,000) one million dollars per occurrence, including a contracted liability endorsement, for the U.S. market and ($3,500,000) three and one-half million dollars per occurrence, including a contracted liability endorsement, for the remaining world market. The policy for the United States market shall name Licensor as an additional insured and shall provide that Licensor shall receive at least 30 days prior written notice of intent to cancel, alter or amend such policy. Licensee shall provide Licensor within thirty (30) days of the execution of this Agreement and upon Licensor's request from time to time thereafter, with certificates or other evidence of insurance required by this Section. Licensee shall keep all insurance coverages required by this Agreement in full force and effect for a period of three years after the termination of this Agreement.

8.    Quality of Licensed Articles

      a. Licensee agrees, represents and warrants to Licensor, that all Licensed Articles shall be state-of-the-art, of high safety and structural standards, of such style, appearance, quality and consistency as shall be suitable for distribution and satisfactory for consumer usage, and otherwise merchant-able and fit for the purposes for which they are intended to be used. At least 30 days before manufacturing or promoting, and again before distributing, selling or providing any Licensed Article, and upon Licensor's request from time to time, Licensee shall submit to Licensor, for its written approval, not to be unreasonably withheld, samples of the Mark usage, or description of each Licensed Article together with any labeling, packaging, or promotion material and literature in respect of which such Licensed Article is to be marketed, sold or provided. The number of samples to be furnished by Licensee shall be such reasonable number as Licensor may from time to time request. All samples shall be provided without charge to Licensor. No Licensed Article shall be distributed, sold or provided pursuant to this Agreement until Licensee has obtained Licensor's written approval of the samples submitted. It is understood, however that failure of the Licensor to provide Licensee with written approval or rejection of the samples submitted within twenty (20) business days of the Licensor's receipt of

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            such samples shall be deemed to constitute approval on the part of the Licensor of such samples.

      b. All Licensed Articles shall be of the same quality and workmanship as the approved sample, and in the manufacture and provision thereof, Licensee shall cause to be used state-of-the-art manufacturing processes, techniques and quality control procedures in order to ensure that the Licensed Articles will consistently comply with the highest product quality standards. Under no circumstances shall Licensee sell, distribute, give away or otherwise deal or cause to have sold, distributed, given away or otherwise dealt Licensed Articles that are seconds or sub-standard, that bear a distortion of the Marks or that otherwise do not comply with this Agreement.

      c. Licensee shall consistently distinguish the Licensed Articles from other products and services manufactured, sold and provided by Licensee and shall avoid any confusing similarity between such other products and services and the Licensed Articles. Licensee shall take such actions as are necessary to maintain the Licensed Articles as separate and distinct lines of styling, design and merchandising from any other product and service manufactured, sold or provided by Licensee.

      d. Licensee shall, no later than 90 days before the expiration of any Contract Year, furnish Licensor a statement showing the number and description of Licensed Articles in inventory and in process.

9.    Compliance with Government, Regulations, Industry Standards and Product
      Testing

      a. Licensee agrees that the manufacture, distribution and sale of the Licensed Articles will conform at all times to all applicable federal, state and local laws, regulations, industry standards, ordinances and other enactments, including, without limitation, those relating to product and service safety.

      b. The Licensed Articles shall comply with all relevant government regulations and meet all industry standards applicable thereto.

10.   Promotional Material

      Licensee shall not use the Marks or any reproduction thereof in any advertising, promotional or display material without Licensor's prior written approval. Under no circumstances will promotional materials or programs be used by Licensee that reflect unfavorably on the Marks or


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      disparage marks of third parties. All advertising, display or promotional copy utilizing or in any way connected with the Marks, shall carry a notice that the Marks are the property of Licensor, and at least six copies of such advertising, display or promotional copy shall be submitted to Licensor for prior written approval, not to be unreasonably withheld, at least 30 days in advance of production and upon Licensor's request from time to time thereafter. Any approval granted by Licensor under this Section will extend only to Licensee's use of the Marks. It is understood, however, that failure of the Licensor to provide Licensee with written approval or rejection of the copies submitted within twenty (20) business days of the Licensor's receipt of such copies shall be deemed to constitute approval on the part of the Licensor of such copies. Licensor shall not be liable for content or accuracy of such advertising, promotional or display material nor for infringement of patents, copyrights, trademarks, or any other proprietary rights owned, used, or controlled by third parties, by reason of Licensee's promotional activities.

11.   Records

      a. Licensee shall keep accurate books of account and records covering all transactions relating to the license herein granted. Licensor and its duly authorized independent accountants or other representatives shall, from time to time, have the right at reasonable times upon Licensor's prior written request of at least five (5) business days to examine such books of account and records and other documents and material in Licensee's possession or under its control with respect to Licensee's activities in connection with this Agreement, and such persons shall have free and full access for such purposes and may make copies thereof or extracts therefrom. Licensee shall keep all such records available to Licensor for at least three years after expiration or termination of this Agreement. Licensee will designate a symbol or number which will be used exclusively in connection with the Licensed Articles and with no other articles or services which Licensee may manufacture, sell or distribute, and that duplicates of all billings by Licensee to its customers with respect to Licensed Articles shall be kept by Licensee for inspection as is herein provided.

      b. If any audit by Licensor shall reveal a shortfall of royalties paid by Licensee against royalties actually due in accordance with this Agreement, Licensee shall within fifteen (15) days make payment to Licensor of such shortfall, plus simple interest at the rate of 1.5 percent per month or if lower, the highest rate permitted by Massachusetts law, for the period of such shortfall. In addition, if such audit shall reveal a shortfall of more than five percent of royalties due, Licensee shall

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            reimburse Licensor for the services of its accountant and for any other expenses of Licensor incident thereto including, without limitation, any attorneys' fees and costs of collection.

12.   Licensor's Obligations

      a. Within thirty (30) days of the execution of this Agreement, Licensor will provide Licensee with its current customer list and will provide Licensee with updates thereon at the commencement of each Contract Year. Licensee acknowledges that the customer list is a valuable asset of the Licensor and remains Licensor's exclusive property. Licensee will not divulge any contents of the list nor make any use of the list not contemplated by this Agreement.

13.   Termination

      In addition to any other rights which Licensor may otherwise have, Licensor may terminate this Agreement at any time, immediately upon written notice:

            a. If within six (6) months from the date of this Agreement, Licensee shall not have begun the bona fide design, specification and/or concluded contracts for production, distribution, sale and provision of the Licensed Articles; or

            b. If Licensee shall, after said written notice, fail for a period in excess of three consecutive months to continue the bona fide design, specification, distribution, sale or provision of the Licensed Articles; or

            c. If Licensee shall fail to make any payment due hereunder or to deliver any of the statements required hereunder, and if such default shall continue for a period of 15 days after notice of such default by Licensor to Licensee or if such a failure shall occur twice in any consecutive 12-month period even if both failures are corrected as provided hereunder; or

            d.    If Licensee or its property:

                  1)    Becomes subject to a receiver or trustee; or

                  2)    Becomes insolvent; or

                  3) Becomes subject to an involuntary or voluntary petition under National Bankruptcy Laws, or


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                  4)    Makes an assignment for the benefit of its creditors; or

            e. If there is any deliberate deficiency in the Licensee's reporting which affects royalties or gross revenue share payable or any other aspect of this Agreement; or

            f. If any warranty, representation or covenant made by Licensee hereunder, or any information as to product quality or safety provided by Licensee hereunder, is false or misleading; or

            g. If Licensee fails to comply with any term or condition of this Agreement, other than those specifically set forth in clauses
                  a. through f. above, and such non-compliance continues beyond a period of 15 days after notice thereof is given by the Licensor.

Any termination by Licensor shall be without prejudice to any of Licensor's other rights or remedies.

14.   Effect of Termination

      a. After expiration or other termination of this Agreement, Licensee shall have no further right to manufacture, distribute, sell, exploit, provide, render or otherwise deal in any Licensed Articles which utilize the Marks, except that Licensee may dispose of Licensed Articles which are on hand or in process or to be provided at the time of expiration or termination so long as (1) Licensee reports in writing to Licensor, no later than 30 days after termination of this Agreement, the total number of Licensed Articles which will be disposed of, (2) the sale or provision thereof is completed within six months, (3) all payments when due are made to Licensor, (4) such disposal or provision of Licensed Articles shall be in accordance with the terms of this Agreement; and (5) statements and royalty and gross revenue share payments with respect to that period are made by Licensee in accordance with Section 3. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Sections 13(c), 13(d), 13(e), 13(f), or 13(g), Licensee shall not dispose of or provide any Licensed Articles which are on hand, in process, in force or to be provided at the time of termination in association with the Marks. A final statement and payment shall be made by Licensee within 15 days after the end of such six-month period.

            Upon expiration of such six-month period herein, all molds, plates, prints and other materials used to reproduce the Marks for the manufacture or provision of the Licensed Articles and related


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            advertising shall be destroyed and evidence of such destruction shall be given to the Licensor.

      b. In the event this Agreement expires or is otherwise terminated for any reason, Licensee shall, and hereby does agree to assign to Licensor any and all rights of Licensee in the Marks, including associated goodwill, and the designs, trade dress and styles of the Licensed Articles to the extent such design or styles contain or employ any of the Marks, and shall not thereafter market, manufacture or sell any such designs or styles or use the Marks in any manner in connection with any provided services.

      c. Except as provided in subsection (a) of this paragraph, upon the expiration or termination of this Agreement, Licensee shall immediately cease all further use of the Marks and any names, trademarks, trade dress, characters, symbols, designs, likenesses or visual representations as might be likely to cause confusion or deceive purchasers or prospective purchasers or dilute any trade name, trademark, trade dress or service mark of Licensor including, without limitation, Licensor's corporate and private names, other trademarks, trade dress symbols, designations, indices, slogans and other means of identifying products or services of Licensor, whether or not identified herein as a Mark.

      d. Licensee agrees that the Marks are distinctive and possess special, unique and extraordinary characteristics which make difficult the assessment of the monetary damages that Licensor would sustain by unauthorized use. Licensee recognizes that irreparable injury would be caused to Licensor by any unauthorized use of the Marks and agrees that preliminary and/or permanent injunctive and other equitable relief would be appropriate in the event of a breach of this Agreement by Licensee provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available.

      e. Licensee's obligations and agreements set forth in Sections 3 through 11, 14, 15, 18, 20 and 21 shall survive any termination or expiration of this Agreement.

15.   Notices:

      All notices and statements to be given hereunder shall be in writing, any such notice or statement shall be deemed duly given if mailed by certified mail, return receipt requested, if to Licensor, at:

      Smith & Wesson Corp.
      2100 Roosevelt Avenue


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      P.O. Box 2208
      Springfield, MA 01102-2208, U.S.A.
                            Attention: Director of Licensing

and if to Licensee, at:

      UMAREX Sport waffen GmbH & Co. KG
      Donnerfeld 2
      59757 Amsberg, Germany
                            Attention: Wulf-H. Pflaumer

16.   No Joint Venture

      Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint ventures, and Licensee shall have no power to bind Licensor in any manner whatsoever.

17.   Cancellation

      Licensee acknowledges that Licensor and its subsidiaries, affiliates and franchisees use the Marks to advance and promote Licensor's business, and that Licensor has a paramount obligation to preserve its ability to so use such Marks. Should the use by Licensee of any Mark on Licensed Articles be deemed by Licensor in its discretion to be in violation of any federal, state or local law or to adversely affect the reputation of Licensor or affect the validity, enforceability or distinctiveness of the Mark as a designation of origin for Licensor's own products, then Licensor may terminate this Agreement on one hundred and eighty (180) days notice to Licensee.

18.   Assignments Transfers and Sublicenses

      Without the prior written consent of Licensor, which may be withheld in Licensor's sole and reasonable discretion, a) Licensee shall not voluntarily or by operation of law, assign or transfer this Agreement or any of Licensee's rights or duties hereunder or any interest of Licensee herein, except to a third party which is controlled by Licensee, nor shall Licensee enter into any sublicense for use of the Marks by other persons otherwise than as contemplated by this Agreement; b) Licensee shall not sell or otherwise transmit or transfer to any party engaged in the design or manufacture of items similar to any of the Licensed Articles, any design, style, know-how, technology or other item or knowledge of a technical or competitive nature, furnished to Licensee by or through Licensor. Any transfer or attempt to transfer of this license to any entity in which the present directors of Licensee do not have voting control shall be deemed an assignment prohibited hereunder. The consent of Licensor to one assignment, transfer or sublicense

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      shall not be deemed to be consent to any subsequent assignment, transfer or sublicense. Nothing provided herein shall limit Licensor's right to transfer and/or assign any of its rights hereunder.

19.   Scope and Modification

      This Agreement sets forth the entire agreement between the parties, and supersedes all prior agreements and understandings between the parties, relating to the subject matter hereof. None of the terms of this Agreement may be waived or modified except as expressly agreed in writing by both parties.

20.   Severability

      Should any provision of this Agreement be declared void or unenforceable, the validity of the remaining provisions shall not be affected thereby.

21.   Governing Laws

      This Agreement shall be made in the Commonwealth of Massachusetts and its terms shall be interpreted in accordance with and governed by the laws thereof.

22.   Miscellaneous

      In accordance with the terms of the German Doppelbesteuerungsabkommen, Licensor shall execute an application for tax exemption for license fees paid by Licensee to Licensor hereunder, as such application has been prepared by Licensee, and submit the application for approval by the appropriate U.S. tax authority.

                                    Licensor:

Witnessed By:                       SMITH & WESSON CORP.

                                    By:     /s/ [signature not legible]
                                       -----------------------------------
                                    (Title) President and CEO

                                    Date:   10 July 1996

                                    Licensee:

                                    By:     /s/ [signature not legible]
                                       -----------------------------------
                                    (Title) President and CEO

                                    Date:   10 July 1996

                           EXHIBIT "A" -Licensed Marks

SMITH & WESSON - Germany Registration No. 191.232

S & W MONOGRAM - Germany Registration No. 2.063.741

S & W - Germany Registration No. 215.639

Agent

Chiefs Special

5904

Trade dress for Smith & Wesson's models "Agent", "Chief's Special" and "Model 5904", each of which are pictured below



[depictions of Agent, Chief's Special and Model 5904 pistols]

                          EXHIBIT B - Licensed Articles

Tear gas weapons

Starter pistols